Exhibit 99.1

New York Community Bancorp, Inc. Reports 2009 GAAP Earnings of $414.0 Million, or $1.17 Per Diluted Share and 4Q 2009 GAAP Earnings of $170.2 Million, or $0.45 Per Diluted Share

Company Also Reports 4Q 2009 Diluted Operating EPS of $0.26 and 4Q 2009 Diluted Cash EPS of $0.51(1)(2)

Board of Directors Declares $0.25 per Share Quarterly Cash Dividend

4Q 2009 Performance Highlights

  Higher Net Interest Income: Net interest income rose 26.2% year-over-year and 12.4% linked-quarter.
  Expanded Net Interest Margin: At 3.33%, the margin was up 46 basis points year-over-year and 16 basis points linked-quarter.
  Above-Average Asset Quality: At $9.2 million, net charge-offs equaled 0.04% of average loans in the quarter, as compared to 0.81% for the SNL Bank & Thrift Index. Non-performing assets represented 1.41% of total assets at the end of the quarter, as compared to the SNL Bank & Thrift Index measure of 3.04%.(3)
  FDIC-Assisted Acquisition of AmTrust Bank: On December 4th, the Company enhanced its balance sheet, earnings capacity, and retail branch network with the acquisition of certain assets and liabilities of AmTrust Bank (“AmTrust”). Before purchase accounting adjustments, the transaction provided assets of approximately $11 billion, including covered loans of approximately $6 billion, securities of approximately $1 billion, and cash of approximately $4 billion; liabilities of approximately $11 billion, including deposits of approximately $8 billion; and 66 branches in Florida, Ohio, and Arizona.
  Successful Common Stock Offering: The Company’s issuance of 69.0 million common shares in December generated net proceeds of $864.9 million.
  Increased Capital Strength: Excluding accumulated other comprehensive loss, net of tax (“AOCL”), the adjusted ratio of tangible stockholders’ equity to tangible assets rose 103 basis points linked-quarter to 7.28%. Including AOCL, the ratio of tangible stockholders’ equity to tangible assets rose 114 basis points linked-quarter to 7.17%. In addition, tangible book value per share rose 27.1% from $5.16 at the end of September to $6.56 at December 31st.(4)
  Lower Securities/Assets Ratio: The ratio of securities to total assets declined to 13.7% at year-end.
  Improved Operating Efficiency: At 35.60%, the operating efficiency ratio reflected year-over-year and linked-quarter improvements of 34 and 25 basis points, respectively.(5)

Note: Please see the last page of this release for footnotes to the text.

WESTBURY, N.Y.--(BUSINESS WIRE)--January 27, 2010--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today reported that its fourth quarter 2009 GAAP earnings rose $68.0 million, or 66.5%, year-over-year to $170.2 million, representing a $0.15, or 50.0%, increase in diluted GAAP earnings per share to $0.45. On a linked-quarter basis, the Company’s fourth quarter 2009 GAAP earnings rose $71.7 million, equivalent to a $0.17, or 72.7%, increase in diluted GAAP earnings per share.

The Company’s fourth quarter 2009 GAAP earnings included an after-tax bargain purchase gain (the “gain on AmTrust transaction”) of $84.2 million, or $0.22 per diluted share; a $3.1 million, or $0.01 per diluted share, after-tax gain on the repurchase of certain REIT- and trust preferred securities; and a $1.9 million after-tax gain on the termination of an AmTrust-related servicing hedge. The benefit of these gains was partly offset by a non-cash after-tax charge of $11.1 million, or $0.03 per diluted share, for the other-than-temporary impairment (“OTTI”) of certain investment securities, and by after-tax acquisition-related costs of $5.5 million, or $0.01 per diluted share, relating to the AmTrust transaction.

Excluding the various gains and charges, operating earnings equaled $97.7 million, or $0.26 per diluted share, in the current fourth quarter, as compared to $90.2 million, or $0.26 per diluted share, in the trailing quarter and $92.4 million, or $0.27 per diluted share, in the fourth quarter of 2008. (1) Of particular importance, the growth of the Company’s fourth quarter operating earnings was tempered by a $30.0 million loan loss provision that exceeded the quarter’s net charge-offs by $20.8 million. In the trailing and year-earlier quarters, the provisions for loan losses were, respectively, $15.0 million and $5.6 million, exceeding those quarters’ net charge-offs by $8.6 million and $2.2 million, respectively.

The Company also reported cash earnings of $191.3 million, or $0.51 per diluted share, in the current fourth quarter, which added $21.1 million, or 12.4%, more to tangible capital than its fourth quarter GAAP earnings alone. (2) (4)

Commenting on the Company’s current fourth quarter performance, Chairman, President, and Chief Executive Officer Joseph R. Ficalora stated, “We naturally are very pleased by the significant growth we experienced this quarter in our revenues and earnings, our loans and assets, our core and total deposits, and, perhaps most importantly, our tangible capital strength.

“These increases can all be attributed to the strategic actions we took during the quarter, and most notably to our FDIC-assisted acquisition of $11 billion in assets and liabilities of AmTrust Bank. Although our fourth quarter results include approximately one month of combined operations, the merits of the transaction are already quite apparent. In expanding our footprint beyond our traditional market to encompass Florida, Ohio, and Arizona, we gained a retail funding platform with 66 branches that is expected to augment the growth of our loan portfolio.

“We also assumed AmTrust’s mortgage banking operation, which continues to operate as a service of the Community Bank. The mortgage banking operation recommenced loan production in mid-December on a held-for-sale basis to government-sponsored enterprises. During December, the Company sold to the GSEs $735 million of one- to four-family loans that were committed by AmTrust prior to the acquisition date.

“Furthermore, the addition of AmTrust’s covered loans, together with our own originations, increased our loan portfolio to $28 billion at December 31st. The covered loans are all subject to a loss sharing agreement with the FDIC that greatly mitigates the associated risk. At the end of the year, total loans represented 127% of total deposits--just one of the many improvements that speak to the merits of our growth-through-acquisition strategy.

“As a result of the acquisition and other strategic actions, we realized significant GAAP earnings growth in the fourth quarter of the year,” Mr. Ficalora said. "Reflecting an assortment of one-time gains, which more than offset the impact of certain OTTI and acquisition-related charges, diluted GAAP earnings per share rose from $0.28 to $0.45 over the course of the quarter, boosting our twelve-month GAAP earnings to $414.0 million, or $1.17 per diluted share. Excluding the various charges and gains--and despite our having doubled our loan loss provision to $30 million from the trailing-quarter level--operating earnings rose to $97.7 million in the fourth quarter, equivalent to $0.26 per diluted share. For the full year, our operating earnings rose to $364.7 million, or $1.03 per diluted share.” (1)

“Of equal note, our cash earnings rose 67.4% to $191.3 million over the course of the quarter, equivalent to a 54.5% increase in diluted cash earnings per share to $0.51. For the full year, our cash earnings increased to $494.5 million, or $1.41 per diluted share. (2)

“While the increase in cash earnings contributed to the growth of our tangible stockholders’ equity, our successful capital-raising strategies added $948 million to tangible capital at December 31st. In addition to net proceeds of $865 million from our common stock offering in December, we generated $147 million in 2009 through the direct purchase feature of our dividend reinvestment and stock purchase plan, including $83 million in the fourth quarter of the year. (4)

“As a result of our actions, tangible stockholders’ equity rose $1.0 billion, or 55%, from the September 30th balance to $2.8 billion at December 31st. Similarly, our ratio of adjusted tangible stockholders’ equity to adjusted tangible assets rose 103 basis points during this time, to 7.28%. Another sign of the strengthening of our capital position: Our tangible book value rose 27% over the course of the quarter, from $5.16 to $6.56 per share. (4)

“The AmTrust transaction was not the sole contributor to our strong fourth quarter performance,” Mr. Ficalora continued. “At least some of the credit rightly belongs to organic loan production and to the opportunistic management of our funding costs. Notwithstanding conditions in the local real estate market, we originated $873.1 million of loans for portfolio in the current fourth quarter, including $494.8 million of multi-family loans. On the funding side, we utilized the significant increase in deposits to reduce our wholesale funding, together with our overall cost of funds.

“As a result of these and other factors--including the policies of the Federal Open Market Committee--our net interest income rose $28.1 million, or 12.4%, on a linked-quarter basis, and $52.9 million, or 26.2%, year-over-year. Similarly, our net interest margin grew to 3.33% in the quarter, reflecting three- and twelve-month increases of 16 and 46 basis points. We also saw an improvement in the efficiency of our operations. Despite the impact of higher FDIC deposit insurance premiums and the general acquisition-related increase in operating expenses, we are very pleased to report an operating efficiency ratio of 35.6%.

“We also continue to be pleased by the degree to which our asset quality measures continue to compare favorably with those of our industry peers. Although non-performing loans were 2.04% of total loans at the end of December, net charge-offs were a modest $9.2 million in the quarter, and represented a mere 0.04% of average loans. These measures compare favorably to the respective SNL Bank & Thrift Index measures of 4.33% and 0.81%.(3) We are confident in our ability to maintain the above-average quality of our assets, and in the likelihood that the significant difference between the volume of non-performing loans and the volume of net charge-offs recorded will continue, even in this time of economic malaise.”

Board of Directors Declares $0.25 per Share Dividend, Payable on February 17th

“We ended the year excited by the transformational nature of our FDIC-assisted transaction, and by the strengthening of our capital and earnings capacity. In 2010, we look forward to building on the last quarter’s successes--as always, in the interest of enhancing the value of our investors’ shares. Accordingly, and in view of our strong capital position and the strength of our fourth quarter 2009 cash earnings, the Board of Directors last night declared a quarterly cash dividend of $0.25 per share. The dividend is payable on February 17, 2010 to shareholders of record at the close of business on February 5th,” Mr. Ficalora said.

Earnings for the Twelve Months Ended December 31, 2009

For the twelve months ended December 31, 2009, the Company reported GAAP earnings of $414.0 million, or $1.17 per diluted share, in contrast to $77.9 million, or $0.23 per diluted share, in the twelve months ended December 31, 2008. Besides the aforementioned gains recorded in the current fourth quarter, the Company’s twelve-month 2009 GAAP earnings reflect an adjustment to income tax expense recorded in the third quarter of the year. The benefit of these contributions to the Company’s 2009 earnings was partly offset by the impact of OTTI charges and the FDIC special assessment which equaled $43.2 million and $8.9 million after-tax, or $0.12 and $0.03 per diluted share, respectively.

The Company’s twelve-month 2008 GAAP earnings were reduced by various charges totaling $244.6 million, or $0.73 per diluted share, including a $199.2 million, or $0.60 per diluted share, after-tax debt repositioning charge.

Excluding the aforementioned gains and charges in the respective periods, the Company’s operating earnings rose to $364.7 million in 2009 from $322.5 million in 2008, equivalent to a $0.07 increase in diluted operating earnings per share to $1.03. The growth of the Company’s 2009 operating earnings was tempered by twelve-month loan loss provisions of $63.0 million, which exceeded the year’s net charge-offs by $33.1 million and the prior year's provision by $55.3 million. (1)

In addition, the Company reported cash earnings of $494.5 million in the current twelve-month period, equivalent to diluted cash earnings per share of $1.41. (2)

Balance Sheet Summary at December 31, 2009

The Company recorded total assets of $42.2 billion at the end of December, a $9.7 billion, or 29.9%, increase from the year-earlier amount. Asset growth was primarily due to the assets acquired in the AmTrust transaction, which included one- to four-family mortgage and other loans of $5.0 billion; available-for-sale securities of $760.0 million, primarily comprised of U.S. Treasury securities; and cash and due from banks of $3.6 billion, including $3.2 billion in cash received from the FDIC.

Similarly, liabilities rose $8.5 billion, or 30.2%, year-over-year, to $36.8 billion, primarily reflecting the AmTrust-related assumption of deposits.

Loans

Loans, net, represented $28.3 billion, or 67.0%, of total assets at the close of the current fourth quarter, signifying a linked-quarter increase of $5.3 billion and a year-over-year increase of $6.2 billion, or 27.9%. Included in the balance at December 31, 2009 were loans of $5.0 million that were acquired in the AmTrust transaction, hereafter referred to as “covered loans.” Originations totaled $1.7 billion in the current fourth quarter and included $873.1 million of loans that were produced for portfolio. Twelve-month originations totaled $4.3 billion, including $3.4 billion of loans produced for portfolio.

Non-Covered Loans

Multi-family loans represented $16.7 billion, or 71.6%, of non-covered loans at the end of the current fourth quarter, and were up $263.2 million from the September 30th balance and $1.0 billion, or 6.4%, from the balance recorded at year-end 2008. In the twelve months ended December 31, 2009, multi-family loan originations totaled $1.9 billion, including fourth quarter originations of $494.8 million.

Commercial real estate (“CRE”) loans accounted for $5.0 billion, or 21.3%, of non-covered loans at the end of this December, up $114.0 million and $436.4 million, respectively, over the three- and twelve-month periods. CRE loans represented $673.8 million of the loans produced in the past four quarters, including $162.9 million in the three months ended December 31, 2009.

At the end of the year, the average multi-family loan had a principal balance of $4.0 million and the average CRE loan had a principal balance of $2.8 million. The multi-family and CRE loan portfolios had current average loan-to-value ratios (“LTVs”) of 61.0% and 54.2%, respectively, at the end of December, and expected weighted average lives of 4.2 years and 3.9 years, respectively, at year-end.

Acquisition, development, and construction (“ADC”) loans represented $665.9 million, or 2.8%, of non-covered loans at the end of the current fourth quarter, down $110.6 million, or 14.2%, from the balance recorded at December 31, 2008. The Company has generally limited its production of ADC loans in the past two years to advances that were committed prior to the onset of the downward credit cycle turn.

Non-covered other loans declined $101.2 million, or 11.6%, year-over-year, to $771.5 million at December 31, 2009. Included in the current year-end amount were commercial and industrial (“C&I”) loans of $653.1 million, down $59.3 million from the balance recorded at December 31, 2008.

Covered Loans

The loans acquired in the AmTrust transaction are recorded on the Company’s consolidated statement of condition as “covered loans.” Covered loans are referred to as such because they are subject to a loss-sharing agreement entered into in connection with the AmTrust transaction. The loss sharing agreement requires the FDIC to assume 80% of any losses on the first $907.0 million of losses on the loans that are covered, and 95% of any losses on covered loans beyond that amount. The covered loans consist primarily of performing one- to four-family loans.

Pipeline

Given market conditions and the Company’s integration activities during the weeks preceding this release, the Company believes that the current pipeline of $1.0 billion is not indicative of the pipeline expected in future periods.

Asset Quality

The Company recorded net charge-offs of $9.2 million in the current fourth quarter, as compared to $6.4 million and $3.4 million, respectively, in the trailing and year-earlier three months. Net charge-offs represented 0.04% of average loans in the current fourth quarter, as compared to 0.03% and 0.02%, respectively, in the earlier periods. In addition, the Company’s ratio of net charge-offs to average loans was substantially lower than the measure for the SNL Bank & Thrift Index, which was 0.81%. (3)

Multi-family loans and CRE loans accounted for $6.6 million and $209,000, respectively, of the current fourth quarter’s net charge-offs, with ADC, C&I, and one- to four-family and other loans accounting for $1.8 million, $267,000, and $329,000, respectively.

Although non-performing assets rose on a linked-quarter basis, the magnitude of the percentage increase was somewhat smaller than the linked-quarter increases in the first three quarters of this year. At December 31, 2009, non-performing assets represented $593.3 million, or 1.41%, of total assets, as compared to $475.7 million, or 1.45%, of total assets, at the trailing quarter-end. Included in the year-end 2009 amount were non-performing loans of $578.1 million, representing 2.04% of total loans and a $117.7 million linked-quarter increase, and other real estate owned (“OREO”) of $15.2 million, comparable to the trailing quarter-end amount. Multi-family loans accounted for $393.1 million of non-performing loans at the end of the current fourth quarter, with CRE loans and ADC loans accounting for $70.6 million and $79.2 million, respectively. In addition, non-performing loans included one- to four-family loans of $14.2 million and other loans of $20.9 million at December 31, 2009. Loans 30 to 89 days delinquent totaled $273.0 million at that date, up $51.8 million from the trailing quarter-end amount.

Both currently and historically, there has been a significant difference between the volume of loans recorded as non-performing and the actual losses realized in the final disposition of such loans or the underlying properties. Accordingly, the Company believes that the significant increase in non-performing loans it experienced in 2009 will not necessarily result in a comparable increase in losses.

Nonetheless, in view of the continued severity of the credit cycle, the Company recorded a $30.0 million provision for loan losses in the current fourth quarter, bringing the full-year loan loss provision to $63.0 million. The fourth quarter provision was $15.0 million higher than the trailing-quarter provision and $24.4 million higher than the provision recorded in the fourth quarter of 2008. Reflecting the twelve-month loan loss provision and twelve-month net charge-offs of $29.9 million, the allowance for loan losses rose 35.1% to $127.5 million at the end of the current fourth quarter from $94.4 million at December 31, 2008.

Securities

Securities represented $5.8 billion, or 13.7%, of total assets at the end of this December, a $312.3 million increase from the September 30, 2009 balance and a $134.2 million decrease from the balance recorded at December 31, 2008. Government-sponsored enterprise ("GSE") securities represented approximately 91% of the securities portfolio at the current fourth quarter-end.

Available-for-sale (“AFS”) securities represented $1.5 billion, or 26.3%, of total securities at the end of this December, and were up $705.7 million and $508.1 million, respectively, from the balances at September 30, 2009 and December 31, 2008. The increase was primarily due to the AmTrust transaction, which added AFS securities of $760.0 million to the securities portfolio. Included in the latter amount were $608.0 million of U.S. Treasury notes and $152.0 million of GSE obligations.

Mortgage-related securities thus represented $774.2 million, or 51.0%, of AFS securities at the end of the current fourth quarter, with other securities representing $744.4 million, or 49.0%. In contrast, mortgage-related securities represented $701.2 million, or 86.3%, of AFS securities at the end of September, with other securities representing $111.8 million, or 13.7%, of AFS securities at that date.

Held-to-maturity (“HTM”) securities declined to $4.2 billion at the end of the current fourth quarter from $4.6 billion and $4.9 billion, respectively, at the earlier period-ends. Mortgage-related securities represented $2.5 billion, or 58.0%, of HTM securities at the end of this December, with other securities representing the remaining $1.8 billion, or 42.0%.

The year-over-year reduction in securities, despite the addition of the AmTrust portfolio, was partly due to repayments and partly due to the aforementioned OTTI of certain trust preferred and pooled trust preferred securities.

Funding Sources

Largely reflecting deposits acquired in the AmTrust transaction, the balance of deposits rose to $22.3 billion at the end of December from $14.5 billion and $14.4 billion, respectively, at September 30, 2009 and December 31, 2008.

Certificates of deposit (“CDs”) accounted for $9.1 billion, or 40.6%, of total deposits at the close of the current fourth quarter and were up $3.3 billion and $2.3 billion, respectively, from the earlier amounts. Core deposits (defined as all deposits other than CDs) totaled $13.3 billion at the end of this December, and were up $4.6 billion and $5.7 billion, respectively, from the balances recorded at September 30, 2009 and December 31, 2008.

NOW and money market accounts represented the bulk of the increase in core deposits, rising $3.0 billion and $3.9 billion, respectively, to $7.7 billion at December 31, 2009. Savings accounts rose $906.9 million and $1.2 billion, respectively, to $3.8 billion, and non-interest-bearing deposits rose to $1.8 billion from $1.1 billion at both September 30, 2009 and December 31, 2008.

Reflecting the benefit of the AmTrust transaction, the ratio of loans to deposits improved to 127.2% at the close of the current fourth quarter from 159.2% and 154.4%, respectively, at the earlier period-ends.

Borrowed funds totaled $14.2 billion at the end of this December, and were up $300.8 million linked-quarter and $668.0 million year-over-year. Wholesale borrowings represented $13.1 billion of the December 31, 2009 total, and were up $321.6 million and $737.7 million, respectively, from the balances recorded at September 30, 2009 and December 31, 2008. The AmTrust transaction accounted for the bulk of these increases, with wholesale borrowings of $2.6 billion having been acquired. The Company subsequently deployed a portion of the cash acquired in the transaction to pay down $865.0 million of acquired wholesale borrowings.

Stockholders’ Equity

Stockholders’ equity rose to $5.4 billion at December 31, 2009 from $4.3 billion at the end of September and $4.2 billion at December 31, 2008. The December 31, 2009 amount was equivalent to 12.76% of total assets and a book value per share of $12.43. At September 30, 2009 and December 31, 2008, stockholders’ equity was equivalent to 13.20% and 13.00% of total assets and book values per share of $12.21 and $12.25, respectively.

The Company calculates book value per share by excluding the number of unallocated Employee Stock Ownership Plan (“ESOP”) shares from the number of shares outstanding. At December 31, 2009, September 30, 2009, and December 31, 2008, the Company’s book values per share were calculated on the basis of 432,898,084; 355,457,472; and 344,353,808 shares, respectively. The increase in the number of shares at the end of the current fourth quarter includes 69.0 million shares that were issued pursuant to the Company’s common stock offering in December, and 7.4 million shares that were issued earlier in the quarter through the direct purchase feature of the Company’s Dividend Reinvestment and Stock Purchase Plan (“DRP”). A total of 13.2 million shares were issued through the direct purchase feature of the DRP over the course of the year.

Tangible stockholders’ equity rose to $2.8 billion at the close of the current fourth quarter, from $1.8 billion and $1.7 billion, respectively, at the earlier period-ends. The December 31, 2009 amount was equivalent to 7.17% of tangible assets, up 114 basis points from the September 30th measure and 151 basis points from the measure at December 31, 2008. Excluding AOCL from the calculation, the Company’s adjusted tangible stockholders’ equity represented 7.28% of adjusted tangible assets at the end of this December, up 103 basis points and 134 basis points, respectively, from the measures recorded at the earlier dates. These increases primarily reflect the $864.9 million in net proceeds from the Company’s common stock offering in December, and $147.3 million that was generated through the issuance of shares through the Company’s DRP in 2009. Included in the latter amount was $82.6 million that was generated in the fourth quarter of the year.(4)

The Company’s subsidiary banks also reported solid levels of capital at the end of December, and continued to exceed the requirements for classification as “well capitalized” institutions under the FDIC Improvement Act. At December 31, 2009, New York Community Bank (the “Community Bank”) had a leverage capital ratio of 9.52%, exceeding the minimum required for “well capitalized” classification by 452 basis points. At the same time, New York Commercial Bank had a leverage capital ratio of 11.39%, exceeding the minimum required for such classification by 639 basis points. The Community Bank’s leverage capital ratio was 211 basis points higher than the ratio recorded at September 30, 2009.

Earnings Summary for the Three Months Ended December 31, 2009

The Company recorded fourth quarter 2009 GAAP earnings of $170.2 million, up from $98.6 million and $102.2 million, respectively, in the trailing and year-earlier three months. Diluted GAAP earnings per share rose to $0.45 in the current fourth quarter from $0.28 and $0.30, respectively, in the earlier periods.

The fourth quarter 2009 amounts reflect the benefit of the gain on the AmTrust transaction, the debt repurchase gain recorded in connection with the Company’s repurchase of certain REIT- and trust preferred securities, and the gain on the termination of a servicing hedge. On an after-tax basis, the combined benefits added $89.1 million to the Company’s fourth quarter 2009 GAAP earnings and $0.23 to its diluted GAAP earnings per share. The benefit of these contributions to the Company’s fourth quarter 2009 GAAP earnings was only partly reduced by a non-cash after-tax OTTI charge of $11.1 million and acquisition-related costs of $5.5 million which, together, were equivalent to $0.04 per diluted share.

In the third quarter of 2009, the Company’s GAAP earnings included a $13.3 million, or $0.04 per diluted share, adjustment to income tax expense, primarily reflecting the resolution of various tax audits, and a $3.4 million, or $0.01 per diluted share, after-tax gain on the exchange of its Bifurcated Option Note Unit SecuritiESSM (“BONUSES units”) in August 2009. These contributions to earnings were partly offset by a non-cash after-tax charge of $7.9 million, or $0.02 per diluted share, for the OTTI of certain investment securities.

In the fourth quarter of 2008, the Company’s GAAP earnings included a non-taxable gain of $16.0 million, or $0.05 per diluted share, recorded in connection with the repurchase of $42.2 million of debt, which more than offset the impact of a $6.2 million, or $0.02 per diluted share, after-tax OTTI charge.

Excluding the respective gains and charges, the Company recorded operating earnings of $97.7 million, or $0.26 per diluted share, in the current fourth quarter, as compared to $90.2 million, or $0.26 per diluted share, in the trailing quarter and $92.4 million, or $0.27 per diluted share, in the fourth quarter of 2008. (1) While the Company’s fourth quarter 2009 operating earnings were boosted by increased net interest income and non-interest income, these increases were tempered by the higher loan loss provision and by a largely acquisition-driven increase in non-interest expense.

Net Interest Income

The Company recorded net interest income of $254.5 million in the current fourth quarter, representing a three-month increase of $28.1 million, or 12.4%, and a year-over-year increase of $52.9 million, or 26.2%. The linked-quarter and year-over-year increases were driven by several factors, including an increase in the average balance of loans, partly reflecting organic loan production; a general decline in retail and wholesale funding costs; the extinguishment of certain trust preferred securities in connection with the aforementioned exchange of BONUSES units in the third quarter; the repurchase of certain REIT- and trust preferred securities in the fourth quarter of 2009; and the benefit of the AmTrust acquisition on December 4th.

Year-over-Year Comparison

Interest income rose $18.8 million year-over-year, to $429.9 million as the average balance of interest-earning assets rose $2.5 billion, or 8.8%, to $30.7 billion, exceeding the impact of a 23-basis point decline in the average yield to 5.60%.

The interest income produced by loans rose $35.0 million year-over-year, to $355.1 million, as the average balance of such assets rose $3.1 billion to $24.7 billion, more than offsetting the impact of a 17-basis point drop in the average yield to 5.75%. The interest income produced by loans was reduced by the reversal of interest income on loans that transitioned to non-accrual status over the past four quarters. In addition, with refinancing activity constrained by continued economic weakness, prepayment penalty income contributed a modest $2.0 million to the interest income produced by loans in the current fourth quarter, as compared to the already modest $2.4 million contributed in the year-earlier three months.

The interest income produced by securities and money market investments fell $16.2 million year-over-year, to $74.8 million, as a $611.9 million decline in the average balance to $6.0 billion combined with a 52-basis point decline in the average yield on such assets to 5.02%.

Interest expense fell $34.1 million year-over-year, to $175.4 million, as the impact of a $3.1 billion increase in the average balance of interest-bearing liabilities to $29.5 billion was exceeded by the benefit of a 79-basis point decrease in the average cost of funds, to 2.36%. In addition to the historically low level of the federal funds rate, the lower cost reflects the run-off of higher-cost CDs throughout the year, the exchange of BONUSES units for common stock in the third quarter, and the repurchase of REIT- and trust preferred securities in the fourth quarter of 2009.

While the average balance of interest-bearing deposits rose $2.4 billion year-over-year, to $15.8 billion, the cost of such funds dropped 124 basis points during this time to 1.16%. As a result, the interest expense produced by interest-bearing deposits fell $34.1 million, or 42.5%, to $46.3 million in the fourth quarter of 2009.

Borrowed funds generated interest expense of $129.1 million in the current fourth quarter, comparable to the interest expense produced by such funds in the fourth quarter of 2008. Although the average balance of borrowed funds rose $607.9 million year-over-year, to $13.8 billion, the average cost of such funds fell 18 basis points during this time, to 3.72%.

The same factors that contributed to the year-over-year increase in fourth quarter 2009 net interest income contributed to the expansion of the Company’s interest rate spread and net interest margin during this time. At 3.24%, the Company’s current fourth quarter spread was 56 basis points wider than the year-earlier measure and, at 3.33%, its margin was up 46 basis points. Prepayment penalty income contributed two basis points to the current fourth quarter spread and margin, as compared to three basis points in the year-earlier three months.

Linked-Quarter Comparison

While the average balance of interest-earning assets rose $1.9 billion over the course of the quarter, the average yield held steady at 5.60%. As a result, the linked-quarter increase in fourth quarter 2009 interest income was a modest $26.9 million, or 6.7%. The interest income produced by loans rose $28.0 million in the current fourth quarter, as the average balance of loans rose $1.9 billion and the average yield held steady at 5.75%. During this time, the interest income produced by securities and money market investments fell a modest $1.1 million, as a $32.4 million decline in the average balance of such assets combined with a four-basis point decline in the average yield.

The linked-quarter reduction in interest expense was a modest $1.2 million, as the average balance of interest-bearing liabilities rose $2.3 billion and the average cost of funds declined 22 basis points.

The interest expense produced by interest-bearing deposits fell $281,000 during the quarter, as the impact of a $2.8 billion increase in the average balance was tempered by a 27-basis point decline in the average cost of such funds. On a linked-quarter basis, the interest expense produced by borrowed funds fell $886,000, the net effect of a $494.0 million decline in the average balance and a ten-basis point rise in the average cost of such funds.

Reflecting the same factors that contributed to the linked-quarter increase in net interest income, the Company's interest rate spread rose 22 basis points and its net interest margin rose 16 basis points during this time.

Provision for Loan Losses

The provision for loan losses is based on management’s assessment of the adequacy of the loan loss allowance. This assessment is made periodically and considers several factors, including the current and historical performance of the loan portfolio and its inherent risk characteristics; the level of non-performing loans and charge-offs; local economic conditions; the direction of real estate values; and current trends in regulatory supervision.

The Company recorded a $30.0 million provision for loan losses in the current fourth quarter, doubling the provision recorded in the trailing quarter and exceeding the year-earlier provision by $24.4 million. Reflecting the provision and the $9.2 million of net charge-offs recorded in the quarter, the allowance for loan losses totaled $127.5 million at the end of December, up $20.8 million from the level recorded at September 30, 2009. Year-over-year, the loan loss allowance was up $33.1 million.

Non-Interest Income

The Company has three primary components of non-interest income: fee income, income from bank-owned life insurance (“BOLI”), and other income. The combined non-interest income from these revenue sources totaled $37.4 million in the current fourth quarter, up from $22.6 million and $23.5 million, respectively, in the trailing and year-earlier three months.

Fee income totaled $11.8 million in the current fourth quarter and was modestly higher than the levels recorded in the third quarter of 2009 and the fourth quarter of 2008. At $6.9 million, BOLI income was essentially consistent with the trailing-quarter level, and down $820,000 from the year-earlier amount. Other non-interest income totaled $18.6 million in the current fourth quarter, up from $6.0 million and $5.8 million, respectively, in the earlier periods. The latter increases were primarily due to a $3.1 million pre-tax gain on the termination of a servicing hedge, other AmTrust-related income, and an increase in revenues from the Company’s investment advisory subsidiary, Peter B. Cannell & Co., Inc.

In the fourth quarter of 2009, the combined revenues from these three components of non-interest income were tempered by a pre-tax OTTI charge of $18.5 million, as compared to OTTI charges of $13.3 million and $10.6 million, respectively, in the trailing and year-earlier three months. However, the Company also recorded a pre-tax gain on the AmTrust transaction of $139.6 million and a $4.3 million pre-tax gain on debt repurchase in the current fourth quarter, which more than offset the impact of the OTTI charge.

In the three months ended September 30, 2009 and December 31, 2008, the Company’s non-interest income included pre-tax gains on debt redemption of $5.7 million and $16.0 million, respectively.

The Company thus recorded total non-interest income of $163.2 million in the current fourth quarter, as compared to $15.1 million and $29.0 million, respectively, in the trailing and year-earlier three-month periods.

Non-Interest Expense

Non-interest expense totaled $114.3 million in the current fourth quarter, up $18.9 million and $27.7 million, respectively, from the levels recorded in the trailing and year-earlier three months. Operating expenses accounted for $108.1 million of non-interest expense in the current fourth quarter, representing a linked-quarter increase of $18.0 million and a year-over-year increase of $27.2 million.

Compensation and benefits expense represented $51.1 million of total operating expenses in the current fourth quarter, up $5.0 million and $10.3 million, respectively, from the trailing-quarter and year-earlier amounts. The linked-quarter increase was primarily due to the addition of branch and back-office staff as a result of the AmTrust transaction; the year-over-year increase also reflects normal salary increases and the expansion of certain back-office departments.

Primarily reflecting the added costs of operating AmTrust’s 66 branches in December, occupancy and equipment expense grew to $19.4 million in the current fourth quarter from $17.7 million and $18.1 million, respectively, in the trailing quarter and year-earlier three months. General and administrative (“G&A”) expense rose $11.3 million linked-quarter and $15.6 million year-over-year, to $37.6 million, reflecting acquisition-related costs of $5.2 million, travel and other expenses stemming from the AmTrust transaction and the Company’s active engagement in the due diligence process, and, on a year-over-year basis, increased FDIC insurance premiums.

Income Tax Expense

The Company recorded income tax expense of $103.1 million in the current fourth quarter, as compared to $32.4 million and $36.1 million, respectively, in the three months ended September 30, 2009 and December 31, 2008. The increase was largely due to the significant increase in pre-tax income, which totaled $273.3 million in the current fourth quarter as compared to $131.0 million in the trailing quarter and $138.4 million in the three months ended December 31, 2008. In addition, the effective tax rate was 37.71% in the current fourth quarter, as compared to 24.73% and 26.12%, respectively, in the trailing and year-earlier three months.

The level of income tax expense and the effective tax rate in the third quarter of 2009 reflect a downward adjustment of $13.3 million, primarily in connection with the resolution of various tax audits during this period.

About New York Community Bancorp, Inc.

With assets of $42.2 billion at December 31, 2009, New York Community Bancorp, Inc. is the 22nd largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift with 243 branches serving customers throughout Metro New York, New Jersey, Florida, Ohio, and Arizona; and New York Commercial Bank, with 35 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, including the recent AmTrust transaction, the Community Bank now operates through seven local divisions, each with a history of strength and service in its community: Queens County Savings Bank in Queens, Roslyn Savings Bank on Long Island, Richmond County Savings Bank on Staten Island, Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 18 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

Post-Earnings Conference Call

The Company will host a conference call on January 27, 2010 at 9:30 a.m. (ET) to discuss its fourth quarter 2009 performance and strategies, including its FDIC-assisted acquisition of the deposits and certain assets of AmTrust Bank. The conference call may be accessed by dialing 800-862-9098 (for domestic calls) or 785-424-1051 (for international calls) and providing the following access code: 4QNYCB. A replay will be available approximately two hours following completion of the call through midnight on February 1st, and may be accessed by calling 800-839-4012 (domestic) or 402-220-2981 (international) and providing the same access code. The conference call will also be webcast, and may be accessed by visiting the Company’s web site, www.myNYCB.com, clicking on “Investor Relations,” and following the prompts. The webcast will be archived through 5:00 p.m. on February 24, 2010.

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by New York Community Bancorp, Inc. and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to: general economic conditions, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets and real estate markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalty income, and other future cash flows, or the market value of our assets, including our investment securities; changes in deposit flows and wholesale borrowing facilities; changes in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in our credit ratings or in our ability to access the capital markets; changes in our customer base or in the financial or operating performances of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or securities portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the ability to successfully integrate any assets, liabilities, customers, systems and management personnel we may acquire, including those acquired in the AmTrust transaction, into our operations and our ability to realize related revenue synergies and cost savings within expected time frames; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; potential exposure to unknown or contingent liabilities of companies we have acquired or target for acquisition, including those of AmTrust; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; changes in our estimates of future reserves based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in our capital management policies, including those regarding business combinations, dividends, and share repurchases, among others; changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, those pertaining to banking, securities, taxation, rent regulation and housing, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; additional FDIC special assessments or required assessment prepayments; changes in accounting principles, policies, practices, or guidelines; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Board of Governors of the Federal Reserve System; war or terrorist activities; and other economic, competitive, governmental, regulatory and geopolitical factors affecting our operations, pricing, and services.

In addition, it should be noted that we routinely evaluate opportunities to expand through acquisition and frequently conduct due diligence activities in connection with such opportunities. As a result, acquisition discussions and, in some cases, negotiations, may take place at any time, and acquisitions involving cash, debt, or equity securities may occur.

Furthermore, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond our control.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date of this release. Except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

- Financial Statements and Highlights Follow -

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF CONDITION (in thousands, except share data)

	December 31,	December 31,
	2009	2008
	(unaudited)
Assets
Cash and cash equivalents	$2,670,857	$203,216
Securities available for sale:
Mortgage-related	774,205	833,684
Other	744,441	176,818
Total available-for-sale securities	1,518,646	1,010,502
Securities held to maturity:
Mortgage-related	2,465,956	3,164,856
Other	1,782,706	1,726,135
Total held-to-maturity securities	4,248,662	4,890,991
Total securities	5,767,308	5,901,493
Non-covered mortgage loans:
Multi-family	16,735,684	15,725,654
Commercial real estate	4,987,410	4,551,025
Acquisition, development, and construction	665,912	776,559
1-4 family	216,078	266,307
Total non-covered mortgage loans	22,605,084	21,319,545
Non-covered other loans	771,515	872,667
Total non-covered loans	23,376,599	22,192,212
Less: Allowance for loan losses	(127,491)	(94,368)
Non-covered loans, net	23,249,108	22,097,844
Covered loans	4,664,778	--
Covered loans held for sale	351,322	--
Total loans, net	28,265,208	22,097,844
Federal Home Loan Bank stock, at cost	496,742	400,979
Premises and equipment, net	205,165	217,762
FDIC loss share receivable	743,276	--
Goodwill	2,436,401	2,436,401
Core deposit intangibles, net	105,764	87,780
Other assets	1,478,453	1,121,431
Total assets	$42,169,174	$32,466,906

Liabilities and Stockholders’ Equity
Deposits:
NOW and money market accounts	$7,706,288	$3,818,952
Savings accounts	3,788,294	2,632,078
Certificates of deposit	9,053,891	6,796,971
Non-interest-bearing accounts	1,767,938	1,127,647
Total deposits	22,316,411	14,375,648
Borrowed funds:
Wholesale borrowings	13,080,769	12,343,064
Junior subordinated debentures	427,371	484,216
Other borrowings	656,546	669,430
Total borrowed funds	14,164,686	13,496,710
Other liabilities	305,870	375,302
Total liabilities	36,786,967	28,247,660
Stockholders’ equity:
Preferred stock at par $0.01 (5,000,000 shares authorized; none issued)	--	--
Common stock at par $0.01 (600,000,000 shares authorized; 433,197,332 and 344,985,111 shares issued, respectively; 433,197,332 and 344,985,111 shares outstanding at the respective dates)	4,332	3,450
Paid-in capital in excess of par	5,238,231	4,181,599
Retained earnings	190,498	123,511
Unallocated common stock held by ESOP	(951)	(1,995)
Accumulated other comprehensive loss, net of tax:
Net unrealized loss on securities and non-credit portion of other-than-temporary impairment (“OTTI”) losses, net of tax	(6,274)	(32,506)
Net unrealized loss on securities transferred from available for sale to held to maturity, net of tax	(3,927)	(4,706)
Pension and post-retirement obligations, net of tax	(39,702)	(50,107)
Total accumulated other comprehensive loss, net of tax	(49,903)	(87,319)
Total stockholders’ equity	5,382,207	4,219,246
Total liabilities and stockholders’ equity	$42,169,174	$32,466,906

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

	For the Three Months Ended			For the Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest Income:
Mortgage and other loans	$355,124	$327,120	$320,127	$1,325,601	$1,260,291
Securities and money market investments	74,750	75,816	90,979	309,011	344,838
Total interest income	429,874	402,936	411,106	1,634,612	1,605,129

Interest Expense:
NOW and money market accounts	11,531	7,380	13,941	33,788	54,599
Savings accounts	4,391	3,687	4,491	15,859	22,179
Certificates of deposit	30,346	35,482	61,968	163,168	271,615
Borrowed funds	129,141	130,027	129,099	516,472	581,241
Total interest expense	175,409	176,576	209,499	729,287	929,634
Net interest income	254,465	226,360	201,607	905,325	675,495
Provision for loan losses	30,000	15,000	5,600	63,000	7,700
Net interest income after provision for loan losses	224,465	211,360	196,007	842,325	667,795

Non-Interest Income:
Total loss on OTTI of securities	(7,559)	(22,550)	(10,562)	(81,182)	(104,317)
Less: Non-credit portion of OTTI (reversal) loss recorded in other comprehensive income (before taxes)	(10,905)	9,275	--	9,715	--
Net loss on OTTI recognized in earnings	(18,464)	(13,275)	(10,562)	(71,467)	(104,317)
Fee income	11,819	9,682	9,995	40,074	41,191
Bank-owned life insurance	6,924	6,914	7,744	27,406	28,644
Net gain on sale of securities	338	--	5	338	573
Gain on debt repurchases/exchange	4,337	5,717	16,036	10,054	16,962
Gain on AmTrust transaction	139,607	--	--	139,607	--
Other	18,607	6,034	5,805	36,693	32,476
Total non-interest income	163,168	15,072	29,023	182,705	15,529

Non-Interest Expense:
Operating expenses:
Compensation and benefits	51,132	46,093	40,795	184,692	169,970
Occupancy and equipment	19,381	17,700	18,147	73,724	70,654
General and administrative	37,585	26,274	21,980	125,587	80,194
Total operating expenses	108,098	90,067	80,922	384,003	320,818
Debt repositioning charge	--	--	--	--	285,369
Amortization of core deposit intangibles	6,237	5,412	5,733	22,812	23,343
Total non-interest expense	114,335	95,479	86,655	406,815	629,530
Income before income taxes	273,298	130,953	138,375	618,215	53,794
Income tax expense (benefit)	103,057	32,380	36,143	204,264	(24,090)
Net Income	$170,241	$98,573	$102,232	$413,951	$77,884

Basic earnings per share	$0.45	$0.28	$0.30	$1.17	$0.23
Diluted earnings per share	$0.45	$0.28	$0.30	$1.17	$0.23

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF GAAP AND OPERATING EARNINGS
(unaudited)

Although operating earnings are not a measure of performance calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), we believe that operating earnings are an important indication of our ability to generate earnings through our fundamental banking business. Since operating earnings exclude the effects of certain items that are unusual and/or difficult to predict, we believe that our operating earnings provide useful supplemental information to both management and investors in evaluating our financial results.

Operating earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate our operating earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of our GAAP and operating earnings for the three months ended December 31, 2009, September 30, 2009, and December 31, 2008 and for the twelve months ended December 31, 2009 and 2008 follow:

	For the Three Months Ended			For the Twelve Months Ended
(in thousands, except per share data)	Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008

GAAP Earnings	$170,241	$98,573	$102,232	$413,951	$77,884
Adjustments to GAAP earnings:
Gain on AmTrust transaction	(139,607)	--	--	(139,607)	--
Loss on OTTI of securities	18,464	13,275	10,562	71,467	104,317
Gain on debt repurchases/exchange	(4,337)	(5,717)	(16,036)	(10,054)	(16,962)
Acquisition-related costs	7,530	--	--	7,530	--
Gain on termination of servicing hedge	(3,078)	--	--	(3,078)	--
FDIC special assessment	--	801	--	14,753	--
Resolution of tax audits	--	(13,316)	--	(14,337)	--
Debt repositioning charge	--	--	--	--	325,016
Litigation settlement charge	--	--	--	--	3,365
Visa-related gain	--	--	--	--	(1,647)
Income tax effect	48,502	(3,401)	(4,316)	24,025	(169,467)
Operating earnings	$97,715	$90,215	$92,442	$364,650	$322,506

Diluted GAAP Earnings per Share	$0.45	$0.28	$0.30	$1.17	$0.23
Adjustments to diluted GAAP earnings per share:
Gain on AmTrust transaction	(0.22)	--	--	(0.24)	--
Loss on OTTI of securities	0.03	0.02	0.02	0.12	0.19
Gain on debt repurchases/exchange	(0.01)	(0.01)	(0.05)	(0.02)	(0.06)
Acquisition-related costs	0.01	--	--	0.01	--
Gain on termination of servicing hedge	--	--	--	--	--
FDIC special assessment	--	--	--	0.03	--
Resolution of tax audits	--	(0.04)	--	(0.04)	--
Debt repositioning charge	--	--	--	--	0.60
Litigation settlement charge	--	--	--	--	0.01
Visa-related gain	--	--	--	--	(0.01)
Diluted operating earnings per share	$0.26	$0.26	$0.27	$1.03	$0.96

Note: Footing differences in the table are due to rounding.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATION OF GAAP AND CASH EARNINGS
(unaudited)

Although cash earnings are not a measure of performance calculated in accordance with GAAP, we believe that this measure is important because of its contribution to tangible stockholders’ equity. (Please see the discussion and reconciliations of stockholders’ equity and tangible stockholders’ equity that appear on the following page.) We calculate cash earnings by adding back to GAAP earnings certain items that have been charged against them but that are added to, rather than subtracted from, tangible stockholders’ equity. For this reason, we believe that cash earnings are useful to investors seeking to evaluate our financial performance and to compare our performance with other companies in the banking industry that also report cash earnings.

Cash earnings should not be considered in isolation or as a substitute for net income, cash flows from operating activities, or other income or cash flow statement data calculated in accordance with GAAP. Moreover, the manner in which we calculate cash earnings may differ from that of other companies reporting measures with similar names.

Reconciliations of our GAAP and cash earnings for the three months ended December 31, 2009, September 30, 2009, and December 31, 2008 and for the twelve months ended December 31, 2009 follow:

(in thousands, except per share data)	For the Three Months Ended			For the Twelve Months Ended Dec. 31, 2009
	Dec. 31, 2009	Sept. 30, 2009	Dec. 31, 2008
GAAP Earnings	$170,241	$98,573	$102,232	$413,951
Additional contributions to tangible stockholders’ equity: (1)
Amortization and appreciation of shares held in stock-related benefit plans	3,355	3,219	3,236	13,252
Associated tax effects	216	2,473	(2,071)	4,010
Dividends on unallocated ESOP shares	158	157	245	631
Amortization of core deposit intangibles	6,237	5,412	5,733	22,812
Gain on debt exchange	--	(3,381)	--	(3,381)
Loss on OTTI of securities	11,136	7,851	6,246	43,208
Total additional contributions to tangible stockholders’ equity (1)	21,102	15,731	13,389	80,532
Cash earnings	$191,343	$114,304	$115,621	$494,483

Diluted GAAP Earnings per Share	$0.45	$0.28	$0.30	$1.17
Additional contributions to diluted GAAP earnings per share:
Amortization and appreciation of shares held in stock-related benefit plans	0.01	0.01	0.01	0.04
Associated tax effects	--	0.01	(0.01)	0.02
Dividends on unallocated ESOP shares	--	--	--	--
Amortization of core deposit intangibles	0.02	0.02	0.02	0.07
Gain on debt exchange	--	(0.01)	--	(0.01)
Loss on OTTI of securities	0.03	0.02	0.02	0.12
Total additional contributions to diluted GAAP earnings per share	0.06	0.05	0.04	0.24
Diluted cash earnings per share	$0.51	$0.33	$0.34	$1.41

Cash Earnings Data:
Cash return on average assets	2.14%	1.39%	1.44%	1.49%
Cash return on average tangible assets (1)	2.31	1.51	1.56	1.61
Cash return on average stockholders’ equity	16.65	10.87	11.05	11.53
Cash return on average tangible stockholders’ equity (1)	36.81	26.98	27.90	27.89
Cash efficiency ratio (2)	24.02	34.88	32.21	32.13

(1) Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures that appear on the following page.

(2) We calculate our cash efficiency ratio by dividing our operating expenses by the sum of our net interest income and non-interest income after excluding the pertinent non-cash items from our operating expenses and non-interest income.

NEW YORK COMMUNITY BANCORP, INC.
RECONCILIATIONS OF STOCKHOLDERS’ EQUITY AND TANGIBLE STOCKHOLDERS’ EQUITY,
TOTAL ASSETS AND TANGIBLE ASSETS, AND THE RELATED MEASURES
(unaudited)

Although tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, and adjusted tangible assets are not measures that are calculated in accordance with GAAP, management uses these non-GAAP measures in their analysis of our performance. We believe that these non-GAAP measures are an important indication of our ability to grow both organically and through business combinations, and, with respect to tangible stockholders’ equity and adjusted tangible stockholders’ equity, our ability to pay dividends and to engage in various capital management strategies.

Neither tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, nor the related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate our tangible stockholders’ equity, adjusted tangible stockholders’ equity, tangible assets, adjusted tangible assets, and the related measures may differ from that of other companies reporting measures with similar names.

Reconciliations of our stockholders’ equity, tangible stockholders’ equity, and adjusted tangible stockholders’ equity; total assets, tangible assets, and adjusted tangible assets; and the related measures at or for the three months ended December 31, 2009, September 30, 2009, and December 31, 2008 and the twelve months ended December 31, 2009 and 2008 follow:

	At or for the			At or for the
	Three Months Ended			Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec. 31,	Dec. 31,	Dec. 31,
	2009	2009	2008	2009	2008
(in thousands)
Total Stockholders’ Equity	$5,382,207	$4,340,539	$4,219,246	$5,382,207	$4,219,246
Less: Goodwill	(2,436,401)	(2,436,401)	(2,436,401)	(2,436,401)	(2,436,401)
Core deposit intangibles	(105,764)	(71,205)	(87,780)	(105,764)	(87,780)
Tangible stockholders’ equity	$2,840,042	$1,832,933	$1,695,065	$2,840,042	$1,695,065

Total Assets	$42,169,174	$32,884,468	$32,466,906	$42,169,174	$32,466,906
Less: Goodwill	(2,436,401)	(2,436,401)	(2,436,401)	(2,436,401)	(2,436,401)
Core deposit intangibles	(105,764)	(71,205)	(87,780)	(105,764)	(87,780)
Tangible assets	$39,627,009	$30,376,862	$29,942,725	$39,627,009	$29,942,725

Tangible Stockholders’ Equity	$2,840,042	$1,832,933	$1,695,065	$2,840,042	$1,695,065
Add back: Accumulated other comprehensive loss, net of tax	49,903	68,394	87,319	49,903	87,319
Adjusted tangible stockholders’ equity	$2,889,945	$1,901,327	$1,782,384	$2,889,945	$1,782,384

Tangible Assets	$39,627,009	$30,376,862	$29,942,725	$39,627,009	$29,942,725
Add back: Accumulated other comprehensive loss, net of tax	49,903	68,394	87,319	49,903	87,319
Adjusted tangible assets	$39,676,912	$30,445,256	$30,030,044	$39,676,912	$30,030,044

Average Stockholders’ Equity	$4,597,636	$4,206,036	$4,185,087	$4,290,067	$4,177,332
Less: Average goodwill and core deposit intangibles	(2,518,149)	(2,511,174)	(2,527,650)	(2,516,993)	(2,536,966)
Average tangible stockholders’ equity	$2,079,487	$1,694,862	$1,657,437	$1,773,074	$1,640,366

Average Assets	$35,716,185	$32,813,508	$32,116,431	$33,284,331	$31,159,776
Less: Average goodwill and core deposit intangibles	(2,518,149)	(2,511,174)	(2,527,650)	(2,516,993)	(2,536,966)
Average tangible assets	$33,198,036	$30,302,334	$29,588,781	$30,767,338	$28,622,810

Net Income	$170,241	$98,573	$102,232	$413,951	$77,884
Add back: Amortization of core deposit intangibles, net of tax	3,804	3,302	3,497	13,915	14,183
Adjusted net income	$174,045	$101,875	$105,729	$427,866	$92,067

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended December 31,
2009	2008
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$24,705,898	$355,124	5.75%	$21,608,984	$320,127	5.92%
Securities and money market investments	5,959,190	74,750	5.02	6,571,055	90,979	5.54
Total interest-earning assets	30,665,088	429,874	5.60	28,180,039	411,106	5.83
Non-interest-earning assets	5,051,097	3,936,392
Total assets	$35,716,185	$32,116,431
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$5,928,202	$11,531	0.77%	$3,751,383	$13,941	1.48%
Savings accounts	3,198,211	4,391	0.54	2,641,887	4,491	0.68
Certificates of deposit	6,645,878	30,346	1.81	6,931,005	61,968	3.56
Total interest-bearing deposits	15,772,291	46,268	1.16	13,324,275	80,400	2.40
Borrowed funds	13,771,132	129,141	3.72	13,163,191	129,099	3.90
Total interest-bearing liabilities	29,543,423	175,409	2.36	26,487,466	209,499	3.15
Non-interest-bearing deposits	1,394,761	1,242,200
Other liabilities	180,365	201,678
Total liabilities	31,118,549	27,931,344
Stockholders’ equity	4,597,636	4,185,087
Total liabilities and stockholders’ equity	$35,716,185	$32,116,431
Net interest income/interest rate spread	$254,465	3.24%	$201,607	2.68%
Net interest-earning assets/net interest margin	$1,121,665	3.33%	$1,692,573	2.87%
Ratio of interest-earning assets to interest-bearing liabilities	1.04	x	1.06	x

Core deposits (1)	$10,521,174	$15,922	0.60%	$7,635,470	$18,432	0.96%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Three Months Ended
December 31, 2009	September 30, 2009
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$24,705,898	$355,124	5.75%	$22,763,695	$327,120	5.75%
Securities and money market investments	5,959,190	74,750	5.02	5,991,637	75,816	5.06
Total interest-earning assets	30,665,088	429,874	5.60	28,755,332	402,936	5.60
Non-interest-earning assets	5,051,097	4,058,176
Total assets	$35,716,185	$32,813,508
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$5,928,202	$11,531	0.77%	$4,273,603	$7,380	0.69%
Savings accounts	3,198,211	4,391	0.54	2,810,906	3,687	0.52
Certificates of deposit	6,645,878	30,346	1.81	5,854,953	35,482	2.40
Total interest-bearing deposits	15,772,291	46,268	1.16	12,939,462	46,549	1.43
Borrowed funds	13,771,132	129,141	3.72	14,265,133	130,027	3.62
Total interest-bearing liabilities	29,543,423	175,409	2.36	27,204,595	176,576	2.58
Non-interest-bearing deposits	1,394,761	1,129,061
Other liabilities	180,365	273,816
Total liabilities	31,118,549	28,607,472
Stockholders’ equity	4,597,636	4,206,036
Total liabilities and stockholders’ equity	$35,716,185	$32,813,508
Net interest income/interest rate spread	$254,465	3.24%	$226,360	3.02%
Net interest-earning assets/net interest margin	$1,121,665	3.33%	$1,550,737	3.17%
Ratio of interest-earning assets to interest-bearing liabilities	1.04	x	1.06	x

Core deposits (1)	$10,521,174	$15,922	0.60%	$8,213,570	$11,067	0.53%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. NET INTEREST INCOME ANALYSIS (dollars in thousands) (unaudited)

For the Twelve Months Ended December 31,
2009	2008
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$22,996,752	$1,325,601	5.76%	$20,843,714	$1,260,291	6.05%
Securities and money market investments	6,046,085	309,011	5.11	6,354,826	344,838	5.43
Total interest-earning assets	29,042,837	1,634,612	5.63	27,198,540	$1,605,129	5.90
Non-interest-earning assets	4,241,494	3,961,236
Total assets	$33,284,331	$31,159,776
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$4,481,377	$33,788	0.75%	$3,131,137	$54,599	1.74%
Savings accounts	2,829,237	15,859	0.56	2,620,864	22,179	0.85
Certificates of deposit	6,296,344	163,168	2.59	6,811,031	271,615	3.99
Total interest-bearing deposits	13,606,958	212,815	1.56	12,563,032	348,393	2.77
Borrowed funds	13,943,594	516,472	3.70	12,890,813	581,241	4.51
Total interest-bearing liabilities	27,550,552	729,287	2.65	25,453,845	929,634	3.65
Non-interest-bearing deposits	1,221,709	1,316,237
Other liabilities	222,003	212,362
Total liabilities	28,994,264	26,982,444
Stockholders’ equity	4,290,067	4,177,332
Total liabilities and stockholders’ equity	$33,284,331	$31,159,776
Net interest income/interest rate spread	$905,325	2.98%	$675,495	2.25%
Net interest-earning assets/net interest margin	$1,492,285	3.12%	$1,744,695	2.48%
Ratio of interest-earning assets to interest-bearing liabilities	1.05	x	1.07	x

Core deposits (1)	$8,532,323	$49,647	0.58%	$7,068,238	$76,778	1.09%

(1) Refers to all deposits other than certificates of deposit.

Please see the following page for an analysis of our net interest income for the twelve months ended December 31, 2008 excluding the impact of a $39.6 million debt repositioning charge that was recorded in the second quarter of that year, as compared to our net interest income for the twelve months ended December 31, 2009.

NEW YORK COMMUNITY BANCORP, INC.
ADJUSTED NET INTEREST INCOME ANALYSIS
(dollars in thousands)
(unaudited)

The following table presents an analysis of our net interest income for the twelve months ended December 31, 2008 as if the $39.6 million debt repositioning charge recorded in the second quarter of that year had not been recorded. Although such adjusted net interest income is not a measure of performance calculated in accordance with GAAP, we believe that it is an important indication of our ability to generate net interest income through our fundamental banking business and therefore provides useful supplemental information to both management and investors in evaluating our financial results.

The following line items are presented in the adjusted net interest income analysis for the twelve months ended December 31, 2008 excluding the impact of the debt repositioning charge: interest expense produced by borrowed funds; average cost of borrowed funds; interest expense produced by average interest-bearing liabilities; average cost of interest-bearing liabilities; net interest income; interest rate spread; and net interest margin. No adjustments have been made to these items for the twelve months ended December 31, 2009.

None of the adjusted items should be considered in isolation or as a substitute for net interest income or its component measures. Moreover, the manner in which we have calculated our adjusted net interest income may differ from that of other companies that may report a measure with a similar name.

For the Twelve Months Ended December 31,
2009	2008
Average	Average
Average	Yield/	Average	Yield/
Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Mortgage and other loans, net	$22,996,752	$1,325,601	5.76%	$20,843,714	$1,260,291	6.05%
Securities and money market investments	6,046,085	309,011	5.11	6,354,826	344,838	5.43
Total interest-earning assets	29,042,837	1,634,612	5.63	27,198,540	1,605,129	5.90
Non-interest-earning assets	4,241,494	3,961,236
Total assets	$33,284,331	$31,159,776
Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
NOW and money market accounts	$4,481,377	$33,788	0.75%	$3,131,137	$54,599	1.74%
Savings accounts	2,829,237	15,859	0.56	2,620,864	22,179	0.85
Certificates of deposit	6,296,344	163,168	2.59	6,811,031	271,615	3.99
Total interest-bearing deposits	13,606,958	212,815	1.56	12,563,032	348,393	2.77
Borrowed funds	13,943,594	516,472	3.70	12,890,813	541,594	4.20
Total interest-bearing liabilities	27,550,552	729,287	2.65	25,453,845	889,987	3.50
Non-interest-bearing deposits	1,221,709	1,316,237
Other liabilities	222,003	212,362
Total liabilities	28,994,264	26,982,444
Stockholders’ equity	4,290,067	4,177,332
Total liabilities and stockholders’ equity	$33,284,331	$31,159,776
Net interest income/interest rate spread	$905,325	2.98%	$715,142	2.40%
Net interest-earning assets/net interest margin	$1,492,285	3.12%	$1,744,695	2.63%
Ratio of interest-earning assets to interest-bearing liabilities	1.05	x	1.07	x

Core deposits (1)	$8,532,323	$49,647	0.58%	$7,068,238	$76,778	1.09%

(1) Refers to all deposits other than certificates of deposit.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (dollars in thousands, except share and per share data) (unaudited)

	For the Three Months Ended			For the Twelve Months Ended
	Dec. 31,	Sept. 30,	Dec 31,	Dec. 31,	Dec. 31,
	2009	2009	2008	2009	2008
GAAP EARNINGS DATA:
Net income	$170,241	$98,573	$102,232	$413,951	$77,884
Basic earnings per share	0.45	0.28	0.30	1.17	0.23
Diluted earnings per share	0.45	0.28	0.30	1.17	0.23
Return on average assets	1.91%	1.20%	1.27%	1.24%	0.25%
Return on average tangible assets (1)	2.10	1.34	1.43	1.39	0.32
Return on average stockholders’ equity	14.81	9.37	9.77	9.65	1.86
Return on average tangible stockholders’ equity (1)	33.48	24.04	25.52	24.13	5.61
Efficiency ratio (2)	25.88	37.31	35.09	35.29	46.43
Operating expenses to average assets	1.21	1.10	1.01	1.15	1.03
Interest rate spread	3.24	3.02	2.68	2.98	2.25
Net interest margin	3.33	3.17	2.87	3.12	2.48
Shares used for basic EPS computation	374,178,949	346,176,162	342,500,098	351,869,427	334,657,211
Shares used for diluted EPS computation	374,256,016	346,251,189	342,653,466	351,939,053	335,371,065

OPERATING EARNINGS DATA: (3)
Operating earnings	$97,715	$90,215	$92,442	$364,650	$322,506
Basic operating earnings per share	0.26	0.26	0.27	1.03	0.96
Diluted operating earnings per share	0.26	0.26	0.27	1.03	0.96
Return on average assets	1.09%	1.10%	1.15%	1.10%	1.04%
Return on average tangible assets (1)	1.22	1.23	1.30	1.23	1.18
Return on average stockholders’ equity	8.50	8.58	8.84	8.50	7.72
Return on average tangible stockholders’ equity (1)	19.53	22.07	23.15	21.35	20.53
Operating efficiency ratio (2)	35.60	35.85	35.94	36.16	38.89
Interest rate spread	3.24	3.02	2.68	2.98	2.40 (4)
Net interest margin	3.33	3.17	2.87	3.12	2.63 (4)
Shares used for basic operating EPS computation	374,178,949	346,176,162	342,500,098	351,869,427	334,657,211
Shares used for diluted operating EPS computation	374,256,016	346,251,189	342,653,466	351,939,053	335,371,065

(1) Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures earlier in this release.

(2) We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings earlier in this release.

(3) Please see the reconciliations of GAAP and operating earnings earlier in this release.

(4) Please see the reconciliations of our interest rate spread and net interest margin to our adjusted interest rate spread and adjusted net interest margin for the twelve months ended December 31, 2008 earlier in this release.

NEW YORK COMMUNITY BANCORP, INC. CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

	At or for the Three Months Ended
	December 31,	September 30,	December 31,
	2009	2009	2008
BALANCE SHEET DATA:
Book value per share	$12.43	$12.21	$12.25
Tangible book value per share (1)	6.56	5.16	4.92
Stockholders’ equity to total assets	12.76%	13.20%	13.00%
Tangible stockholders’ equity to tangible assets (1)	7.17	6.03	5.66
Tangible stockholders’ equity to tangible assets excluding accumulated other comprehensive loss, net of tax (1)	7.28	6.25	5.94
Shares used for book value and tangible book value per share computations (1)	432,898,084	355,457,472	344,353,808
Total shares issued and outstanding	433,197,332	355,839,733	344,985,111

ASSET QUALITY RATIOS:
Non-performing loans to total loans	2.04%	2.00%	0.51%
Non-performing assets to total assets	1.41	1.45	0.35
Allowance for loan losses to non-performing loans	22.05	23.17	83.00
Allowance for loan losses to total loans	0.45	0.46	0.43
Net charge-offs during the period to average loans outstanding during the period	0.04	0.03	0.02
Net charge-offs during the period to the average allowance for loan losses during the period	8.58	6.56	3.65

(1) Please see the reconciliations of stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures earlier in this release.

Footnotes to the Text

(1) Please see the reconciliations of our GAAP and operating earnings that appear elsewhere in this release.

(2) Please see the reconciliations of our GAAP and cash earnings that appear elsewhere in this release.

(3) The SNL Bank & Thrift Index data referenced in this release is calculated by consolidating the December 31, 2009 data for 138 U.S. banks and thrifts into a single entity at January 26, 2010.

(4) Please see the reconciliations of our stockholders’ equity and tangible stockholders’ equity, total assets and tangible assets, and the related measures that appear elsewhere in this release.

(5) We calculate our GAAP and operating efficiency ratios by dividing the respective operating expenses by the respective sums of net interest income and non-interest income. Please see the reconciliations of GAAP and operating earnings that appear elsewhere in this release.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President &
Director Investor Relations and Corp. Communications